Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-253909, 333-278276, and 333-286096 on Form S-8 of our report dated June 4, 2026, relating to the financial statements of Pyxus International, Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 4, 2026